UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2011
ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)
(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On February 8, 2011, Oncothyreon Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GECC” and together with the other financial institutions that may become parties to the Loan Agreement, the “Lenders”), pursuant to which the Lenders agreed to extend a term loan (the “Initial Term Loan”) to the Company with an aggregate principal amount of $5.0 million and, subject to the terms and conditions set forth in the Loan Agreement, a second term loan (the “Second Term Loan”) with an aggregate principal amount of $7.5 million. Each term loan shall accrue interest at a fixed per annum rate of 9.45% plus the greater of (A) a per annum rate of interest in effect on the day that is three business days prior to the incurrence of the applicable term loan borrowings that is equal to the rate published by the Board of Governors of the Federal Reserve System as the three year treasuries constant maturities rate and (B) 0.54%. As security for its obligations under the Loan Agreement, the Company granted the Lenders a lien on substantially all of its assets, excluding intellectual property.
     On February 8, 2011, GECC funded the Initial Term Loan, which accrues interest at an annual rate of 10.57% and has a term of 42 months. Interest only payments are due during the first nine months of the Initial Term Loan and beginning on December, 1, 2011 the Company is required to make 32 equal monthly payments of principal and interest. A final payment of principal and interest of the Initial Term Loan is due on August 1, 2014 (the “Scheduled Maturity Date”). The Company made a one-time, non-refundable facility fee to GECC of $31,250 concurrently with the incurrence of the Initial Term Loan
     At the Company’s option and subject to satisfying certain conditions, the Company may borrow the Second Term Loan on or before November 1, 2011. The conditions to borrow the Second Term Loan include requirements that (i) the Company has 12 months of unrestricted cash and cash equivalents (as calculated in the Loan Agreement) as of the time of incurrence, (ii) the START trial for the Company’s Stimuvax product is continuing or enrollment has been discontinued because such trial has met a positive efficacy endpoint at an interim analysis as determined by an independent data safety monitoring board overseeing such trial, and (iii) the study of at least one clinical indication in the Company’s PX-866 program is continuing. If borrowed, the Company is required to repay the Second Term Loan in 32 equal consecutive payments commencing on December 1, 2011, plus one final payment that is due on the Scheduled Maturity Date.
     The Company may prepay each term loan in full, but not in part. If prepaid, a prepayment premium will apply equal to: (i) 3.0% of the outstanding principal amount of such term loan, if such prepayment is made on or before November 1, 2012, except if the Initial Term Loan is prepaid on or before November 1, 2011, no prepayment premium will apply (ii) 2.0% of the outstanding principal amount of such term loan, if such prepayment is made after November 1, 2012 but on or before September 1, 2013, and (iii) 1.0% of the outstanding principal amount of such term loan, if such prepayment is made after September 1, 2013 but before the Scheduled Maturity Date. Upon satisfaction in full of each term loan (whether by prepayment or at the Scheduled Maturity Date), the Company will owe a fee equal to 1.50% of the original principal amount of the applicable term loan.
     The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, covenants that limit or restrict the Company’s ability to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, or repurchase stock, in each case subject to customary exceptions for a credit facility of this size and type, and a financial covenant that the Company has 12 months of unrestricted cash and cash equivalents (as calculated in the Loan Agreement) as of each December 31 during the term of the Loan Agreement. In addition, the Loan Agreement contains customary events of default that entitle the Lenders to cause any or all of the Company’s indebtedness under the Loan Agreement to become immediately due and payable. The events of default include non-payment, inaccuracy of representations and warranties, covenant defaults, material adverse effect default (as defined in the Loan Agreement), cross-default to material indebtedness, bankruptcy and insolvency, material judgment defaults, change of control default and defaults related to certain actions taken against the Company by the Food and Drug Administration or other equivalent governmental authority.
     The proceeds of the Initial Term Loan, after payment of lender fees and expenses, are approximately $4.9 million. The net proceeds will be used for general corporate purposes, including research and product development, such as funding pre-clinical studies and clinical trials and otherwise moving product candidates towards commercialization, or the possible acquisition or licensing of new product candidates or technology which could result in other product candidates. Pending application of the net proceeds, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

Item 3.02	Unregistered Sales of Equity Securities.
     Pursuant to the terms of the Loan Agreement, the Company is required to issue to the Lenders warrants equal to 3.0% of the principal amount of term loan borrowings actually incurred. On February 8, 2011, pursuant to the terms and conditions of the Loan Agreement, the Company issued to an affiliate of GECC a warrant to purchase up to 48,701 shares of the Company’s common stock at an exercise price equal to $3.08 per share (the “Initial Warrant”). If the Company borrows the Second Term Loan, the Company must issue an additional warrant to the Lenders (the “Second Warrant” and together with the Initial Warrant, the “Warrants”) to purchase a number of shares of the Company’s common stock equal to (x) $225,000 divided by (y) the exercise price per share of the Second Warrant. Subject to the adjustment described in the following sentence, the exercise price of the Second Warrant shall equal the lesser of the 10-day trailing average of the Company’s common stock price, as determined as of the close of business on the business day immediately prior to the funding date of the Second Term Loan, and the Company’s common stock price, as determined as of the close of business on the business day immediately prior to the funding date of the Second Term Loan. If application of the formula for determining the number of shares underlying the Second Warrant would cause the aggregate number of such shares to exceed 467,565, then the number of shares purchasable will be fixed at 467,565 and the price per share will be reduced proportionately to maintain the net economic terms dictated above. The Warrants are immediately exercisable and will expire seven years from their respective dates of issue.
     The offer and sale of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants were offered and sold to accredited investors in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.
     The foregoing description of the Loan Facility is only a summary of its material terms and does not purport to be complete. A copy of the Loan Agreement, the Promissory Note representing the Initial Term Loan and the form of Warrant are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.
     A copy of the press release announcing the Loan Facility is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
10.1	Loan and Security Agreement between Oncothyreon Inc. and General Electric Capital Corporation dated February 8, 2011.
10.2	Promissory Note issued by Oncothyreon Inc. to General Electric Capital Corporation dated February 8, 2011.
10.3	Form of Warrant to Purchase Common Stock issued by Oncothyreon Inc. to the Lenders.
99.1	Press Release issued by Oncothyreon Inc. dated February 9, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.
By:	/s/ Julia M. Eastland
Julia M. Eastland
Chief Financial Officer, Secretary and Vice President of Corporate Development

Date: February 9, 2011

EXHIBIT INDEX

Exhibit Number	Description
10.1	Loan and Security Agreement between Oncothyreon Inc. and General Electric Capital Corporation dated February 8, 2011.
10.2	Promissory Note issued by Oncothyreon Inc. to General Electric Capital Corporation dated February 8, 2011.
10.3	Form of Warrant to Purchase Common Stock issued by Oncothyreon Inc. to the Lenders.
99.1	Press Release issued by Oncothyreon Inc. dated February 9, 2011.